Exhibit 4.12

Share Entrustment Agreement

This Share Entrustment Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st day of July, 2008 in Shanghai by and among:

Shengqu Information Technology (Shanghai) Co., Ltd., located at No. 208 Juli Road, Pudong New Area, Shanghai, hereinafter referred to as “Party A”; and

Wang Dong-xu (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party B”; and

Zhang Ying-feng (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party C”.

Party A, Party B and Party C may hereinafter collectively referred to as “the Parties” and, individually referred to as the “the Party”.

Whereas,

Party B and Party C have been registered as the shareholders of Shanghai Shulong Technology Development Co., Ltd. (hereinafter referred to as the “Company”), holding 48.6% and 51.4% Share of the Company respectively.

Party B, Party C and Party A hereby confirm that Party B and Party C are shareholders of the Company, and have agreed as follows:

1.	Nominee Shareholders

Party B and Party C are nominee shareholders designated by Party A for the Company, who hold Party A's Share in the Company for and on behalf of Party A.

2.	Financing Documents

2.1	Party A has received and examined the following documents:

1)	Exclusive Consulting and Service Agreement dated on July 01, 2008 by and between Party A and the Company;

2)	Share Disposition Agreement dated on July 01, 2008 by and among Party A, the Company, Party B and Party C;

3)	Share Pledge Agreement dated on July 01, 2008 by and among Party A, Party B and Party C;

4)	Business Operating Agreement dated on July 01, 2008 by and among Party A, the Company, Party B and Party C;

5)	Power of Attorney dated on July 01, 2008 by and between Party B and Party C in accordance with the Business Operating Agreement.

All of the above documents are referred to as the “Financing Documents” collectively.

2.2
Party A has agreed on the contents of the Financing Documents, and agreed that Party B and Party C are authorized to enter into the Financing Documents and other agreements in relation to the Financing Documents and/or take necessary actions, including the passing of shareholder resolutions and the consent of entering into the Financing Documents by the Company.

3.	Confidentiality

Party B and Party C have confirmed that the contents and existence of this Agreement are “Confidential Information” of Party A. Without Party A's prior written consents, neither Party B nor Party C can disclose the said contents and existence to any third party.

4.	Entire Agreement and Amendments to this Agreement

4.1
This Agreement shall constitute the entire agreement on the subject matter hereof among the Parties, and supersede all previous agreements, contracts, understandings and communications among the Parties in respect of the subject matter hereof, whether in oral or writing.

4.2
Any amendment to this Agreement  comes to effect only after such amendment is entered into by the Parties in writing. Any amendment and supplement shall be integral to this Agreement after the same is entered into by the Parties, which shall have the same force and effect with this Agreement.

5.	Governing Law

The conclusion, validity and performance of, interpretation to and dispute resolution in relation to this Agreement shall be governed by the laws of the

PRC.

6.	Resolution Dispute

6.1
Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation in good faith by the Parties; if not reached, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC in force for the time being. Such arbitration shall be carried out in Shanghai. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the Parties.

6.2	Save for the matters under disputes, the Party shall continue to perform their respective obligations in good faith in accordance with this Agreement.

7.	Validity, Term and Miscellaneous

7.1	This Agreement comes to effect on the date first written above when it is sealed by Party A, and entered into by Party B and Party C.

7.2
Any failure to exercise any of its rights, powers or privileges hereunder by any Party shall not constitute a waiver to such rights, powers or privileges by such Party. Any single or partial exercise of any of its rights, powers or privileges hereunder by any Party shall not affect the exercise of any other rights, powers or privileges hereunder by such Party.

IN WITNESS WHEREOF, the Parties have duly caused this Agreement to be entered into on the date first written above.

[No Text Follow, Signature Page for Share Entrustment Agreement Follow]

Party A: Shengqu Information Technology (Shanghai) Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY

Party B: Wang Dong-xu (Sign)

Date:	MM	DD	YY

Party C: Zhang Ying-feng (Sign)

Date:	MM	DD	YY